CONTACT: GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Feinstein Kean Healthcare for GTC Biotherapeutics, Inc. Francesca DeVellis (617) 577-8110

GTC BIOTHERAPEUTICS

REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

FRAMINGHAM, MA – November 2, 2006 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the third quarter ended October 1, 2006. The total net loss for the current quarter was $10.3 million, or $0.14 per share, compared with $6.7 million, or $0.14 per share, in the third quarter of 2005. The total net loss for the first nine months of 2006 was $27.9 million, or $0.43 per share, compared to $21.8 million, or $0.46 per share, for the first nine months of 2005. The reported total net loss included the impact of deferring $2.6 million of cash receipts as deferred revenue in the third quarter of 2006 and $5 million as deferred revenue for the first nine months of 2006.

“We have had a very strong third quarter for the development of our business, starting with the approval of ATryn® by the European Commission and finishing with the signing of the strategic collaboration with LFB Biotechnologies,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman and Chief Executive Officer. “We now have the ability to transform GTC’s prospects with a healthier balance sheet and a valuable portfolio of proprietary programs focused on recombinant plasma proteins and monoclonal antibodies, greatly expanding our opportunities for growth.”

Strategic Elements for Growth

At the end of the third quarter, we entered a strategic collaboration with LFB Biotechnologies to jointly develop products on an anticipated 50/50 basis. The first product in this collaboration, rhFVIIa, is a recombinant form of a human clotting factor involved in blood coagulation. Recombinant and plasma-derived products are used in treating hemophilia caused by genetic conditions in which a patient’s failure to express sufficient clotting factors may lead to excessive bleeding. Factor VIIa is used for those hemophiliacs who have developed inhibitors, or antibodies, to other coagulation factors.

•	This is a large market opportunity with reported sales of the currently available recombinant factor VIIa product reported to be $845 million in 2005 and an independent market analysis report estimating that sales will reach $2 billion by 2012.

•	The application of transgenic technology may enable the production and pricing of rhFVIIa at appropriate levels for broader utilization, as well as expanding its use to the treatment of the unmet needs of patients in a broader range of countries and to the treatment of other acquired bleeding conditions.

•	rhFVIIa will be developed from the milk of transgenic rabbits. Rabbits are anticipated to be capable of supplying the projected needs of the marketplace, currently supplied by approximately 1 kilogram of product. We are planning to perform preclinical studies and produce clinical product in 2007 and 2008.

LFB Biotechnologies has also committed to invest a total of $25 million in GTC stock and convertible debt. Of the total, $6 million has been invested in October and $19 million is subject to shareholder approval, which we will seek at a meeting on December 5. The proceeds of this investment by LFB does not obligate us to any required expenditures.

ATryn®, our recombinant form of human antithrombin, was approved by the European Commission for use in preventing deep vein thrombosis, or DVT, and thromboembolisms in patients with a hereditary antithrombin deficiency that are undergoing surgical procedures. Antithrombin has both anticoagulant and anti-inflammatory properties. In partnership with LEO, we are:

•	Producing material for a phase II clinical study of ATryn® in the treatment of disseminated intravascular coagulation, or DIC, associated with severe sepsis.

o	This is a large unmet medical need with 220,000 cases in Europe and 250,000 in the US with 50% mortality.

o	LEO anticipates initiating recruitment into this dose ranging study by the end of 2006.

•	Transferring the market authorization for ATryn® to LEO to support a planned launch in Europe beginning in the second quarter of 2007.

o	LEO will establish reimbursement rates and begin commercial launch on a country-by-country basis in Europe.

Independently from LEO, ATryn® is also in a phase III study that is anticipated to support a Biologics License Application, or BLA, to the US Food and Drug Administration for prevention of DVT and thromboembolisms in hereditary antithrombin deficient patients undergoing high risk procedures. We anticipate completing enrollment in the phase III study in the first half of 2007 and filing the BLA in the second half of 2007.

Financial Position

Cash and marketable securities at October 1, 2006 totaled $29.3 million, a $6.8 million decrease compared to $36.2 million at January 1, 2006. The decrease includes $16.2 million of net proceeds from the July 2006 registered direct placement as well as the final payment of $2.4 million on a promissory note in January 2006. Exclusive of the effects of the registered direct placement and the promissory note repayment, $20.6 million of net cash and marketable securities were used in the first nine months of 2006. Exclusive of the registered direct placement of stock in July 2006, $6.3 million of net cash were used in the third quarter.

Assuming a successful shareholder vote on the completion of the investment by LFB Biotechnologies, we anticipate ending the year with a pro forma $50—54 million of cash and marketable securities, consistent with our previous projections for a net cash utilization of $21—25 million for 2006 excluding financings and the promissory note repayment. This includes projected fourth quarter 2006 cash receipts from our ongoing product supply commitments for Merrimack Pharmaceuticals and the sale of clinical supplies of ATryn® to LEO Pharma A/S.

Financial Results

Revenues were approximately $0.7 million for the current quarter, a 42% decrease from the approximately $1.2 million in the third quarter 2005. The revenues in the third quarter were primarily from the program with Merrimack Pharmaceuticals for the production of their MM-093 product. Third quarter revenues in 2005 included the completion of the program with Elan Pharmaceuticals as well as the on-going Merrimack program. We deferred $2.6 million of revenues in the third quarter primarily related to cash received from LEO for successful approval of ATryn® in the EU as well as cash received from Merrimack that was not recognized as revenue in the current period. There was no deferral of revenue during the third quarter of 2005. Revenues for the first nine months of 2006 totaled $3.3 million, a 6% decrease compared to the $3.5 million in the first nine months of 2005. The revenues for the nine-month results were primarily due to the program with Merrimack. We deferred $5 million of revenues in the first nine months of 2006 primarily related to cash received from LEO and Merrimack that was not recognized as revenue. Revenues deferred in the first nine months of 2005 totaled approximately $0.7 million.

Costs of revenue and operating expenses totaled $11.1 million in the current quarter, a 44% increase from the $7.7 million total in the third quarter 2005. Costs of revenue and operating expenses totaled $31.4 million for the first nine months of 2006, a 26% increase from the $24.9 million for the first nine months of 2004. These cost increases were driven primarily by production of supplies for both the Merrimack and ATryn® clinical programs.

The per share results were affected by an increase in the weighted average number of shares outstanding from 49.4 million shares for the third quarter 2005 to 71.7 million shares in the third quarter 2005. The weighted average number of shares outstanding increased from 47 million shares for the first nine months of 2005 to 64.6 million shares in the first nine months of 2006.

The increases in the weighted average shares outstanding primarily reflect the issuance of common stock in financing transactions that provided the cash necessary for our operations to reach significant milestones in GTC’s product development programs. GTC had approximately 73.6 million shares outstanding as of October 1, 2006.

Other Programs

GTC is also developing a recombinant form of human alpha-1 antitrypsin as a potential chronic treatment for patients with a genetic deficiency of this plasma protein. An hereditary deficiency of this protein can lead to emphysema. GTC has developed goats that produce this protein at high levels in their milk. Preclinical testing of the product and establishment of partnering arrangements are planned for 2007 and 2008.

CD137 is an agonistic antibody to the CD137 receptor in the human immune system. This antibody, which functions as a modulator of the immune system, has the potential to stimulate the immune response to solid tumors. GTC has developed goats that express the CD137 antibody in their milk. A Small Business Innovative Research grant was awarded in October 2006 to support preclinical development of CD137 is planned for 2007.

Conference Call Information

GTC Biotherapeutics will discuss these results and its business outlook with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1- 866-277-1182. The dial-in number from outside the United States is 1-617- 597-5359. The participant passcode is 47892493. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, produces, and commercializes therapeutic proteins through transgenic animal technology. GTC obtained the first approval of a transgenically derived therapeutic protein anywhere in the world in August 2006. ATryn®, GTC’s recombinant form of human antithrombin, was approved by the European Commission for use in patients with a hereditary antithrombin deficiency undergoing surgical procedures. ATryn® is in phase III studies to support a filing in the United States requesting approval in the hereditary deficiency indication. LEO Pharma A/S of Denmark will launch ATryn® commercially in Europe and will work with GTC to develop ATryn® as a potential treatment for disseminated intravascular coagulation (DIC) in conjunction with severe sepsis. LEO plans to commence a phase II study in DIC at the end of 2006. In addition, GTC established a strategic collaboration with LFB Biotechnologies of France in October 2006 to jointly develop recombinant forms of human plasma proteins and monoclonal antibodies. The first program of the collaboration will be to develop recombinant human factor VIIa as a potential treatment for hemophilia in patients with antibodies to other coagulation factors.

GTC has also recently been granted a patent in the United States for the production of any therapeutic protein in the milk of any transgenic mammal through 2021. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as those that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding GTC’s expected amount of cash and marketable securities at the end of 2006, the planned completion of the investment by LFB Biotechnologies, the anticipated progress in each of GTC’s product development programs, the anticipated timing for a European market launch of ATryn®, the projected sales potential for rhFVIIa, the regulatory and clinical strategy for ATryn® in the United States, and the potential for further activities in the Merrimack program. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with developing therapeutics and conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law. GTC specifically disclaims responsibility for information describing LEO and its business other than the agreement with GTC.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Nine months ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005
Revenue	$690	$1,184	$3,307	$3,523

Costs of revenue and operating expenses:
Cost of revenue	1,612	767	4,049	3,046
Research and development	6,846	4,778	20,178	15,383
Selling, general and administrative	2,667	2,191	7,129	6,487

	11,125	7,736	31,356	24,916

Loss from operations	$(10,435)	$(6,552)	$(28,049)	$(21,393)
Other income (expense):	118	(143)	132	(455)

Net Loss	$(10,317)	$(6,695)	$(27,917)	$(21,848)

Net loss per common share (basic and diluted)	$(0.14)	$(0.14)	$(0.43)	$(0.46)

Weighted average number of shares outstanding (basic and diluted)	71,658	49,355	64,609	47,009

	October 1, 2006	January 1, 2006
Cash and marketable securities	$29,345	$36,169
Other current assets	2,236	2,754
Property and equipment, (net)	15,463	16,735
Other assets	9,761	11,061

Total assets	$56,805	$66,719

Current liabilities	$16,170	$17,445
Short-term deferred contract revenue	4,963	2,877
Long-term deferred contract revenue	5,476	2,663
Long-term debt	3,806	7,005
Other liabilities	20	20
Stockholders' equity	26,370	36,709

Total liabilities and stockholders' equity	$56,805	$66,719